EXHIBIT 10.5

				CONSULTING AGREEMENT


	This AGREEMENT (this "Agreement") made as of the 20th day of April 2007, by and between SurgiLight, Inc., a Florida corporation having its office at 2100 Alafaya Trail, Suite 600, Orlando, FL 32826 (the "Company"), and Colette Cozean, residing at 21581 Midcrest Drive, Lake Forest, CA 92630, ("Consultant").

                                    WITNESSETH

	WHEREAS, the Company and GEM SurgiLight Investors, LLC ("GEM") have entered into a Secured Line of Credit Agreement, of even date herewith (the "Credit Agreement"), whereby GEM extended a $2.5 million secured line of credit to the Company and GEM has agreed to purchase shares of preferred stock for an aggregate purchase price of $500,000 in preferred stock (collectively, the "Financing"), and .

	WHEREAS, Consultant shall resign as the Chief Executive Officer, Chairwoman and a director of the Company upon the initial closing of the Financing; and

	WHEREAS, as of December 14, 2006, the Company was obligated to pay Consultant an aggregate of $1,052,301.43 (the "Obligations") secured by Intangible Assets.; and pursuant to the terms of the Loan Agreement dated January 30, 2002, the Loan Agreement dated October 22, 2002 and the Addendum to Loan Agreement dated December 15, 2004 (hereinafter collectively referred to as the "Loan Agreement").

	WHEREAS, the Company believes it is in its best interest to engage Consultant as an independent contractor to provide consulting services on the terms and conditions hereinafter set forth.

	NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

	1. Responsibilities. Consultant shall assist management of the Company in organizing, coordinating and administering the operations of the Company, specifically, but not limited to, helping the Company receive the approval of the US Food and Drug Administration for certain of its goods and/or services. Consultant will be available for consulting services in person or by telephone, on a reasonable basis, as needed by the Company. Consultant's responsibilities may include travel, but any such travel will require the Consultant's consent.

	2. Term. The term of the consultancy hereunder shall be for a period commencing on the initial closing of the Financing (the "Effective Date") and terminating on the first anniversary thereof (the "Term"). Either party may terminate this Agreement after one year with two months written notice to the other party. Upon termination, all fees and expenses owed to Consultant shall be paid in full within 15 days.

	3. Consideration. In consideration for the services to be rendered hereunder and the obligations of Consultant hereunder, the Company agrees to pay Consultant a fee at the rate of $250 per hour (the "Hourly Fee") payable at the end of each month, upon acceptance by the Company of Consultant's invoice detailing the work performed and the time input. Travel shall be billed one way at the Hourly Fee.

	4. Repayment of Obligations. On the Effective Date, the Company shall pay to Consultant one-half of the Obligations by wire transfer to an account designated by Consultant (the "Initial Payment"). Subsequent to the Initial Payment, and in full satisfaction of all of its Obligations, the Company shall pay to Consultant the balance of the Obligations in 12 equal monthly installments, the first such payment commencing on the first day of the second calendar month following the Initial Payment. By way of example, if the Initial Payment occurred on February 15, the first of twelve monthly installments would occur on April 1. Interest or other charges shall accrue on the unpaid balance of the Obligations subsequent to December 14, 2006, at the rate of the lesser of 12% per annum or the maximum rate of interest permitted under applicable law, and payable as follows: (a) in the event that any payments of the Obligations are not made on or before the date due, then all interest accrued hereunder on the then outstanding Obligations shall be added to the Obligations and payable in equal amounts on the remaining installments due under this Agreement and (b) in the event that all payments described herein are made on or before the dates due, then all interest
accrued hereunder shall be waived.   The Obligations shall continue to be
secured by all Intangible Property, including patents, assigned patents, patent licenses and patents pending as disclosed in the UCC-1 filed on December 17, 2004 and the Loan Agreement. All other terms of the Loan Agreement shall remain in effect unless specifically superseded by this Agreement.

	5. Default on Repayment of Obligations. If the Company fails to make a wire transfer of the equal monthly installment on the first day of the month and fails to cure such default within 10 days after notice from Consultant or if the Company shall be in default under its obligations to GEM under the Credit Agreement, the Company shall be deemed in breach of this Agreement and each and all of the following remedies will occur:
	i) The entire remaining balance of the Obligations will become due and payable immediately.
	ii) The Consultant may terminate this agreement immediately, except for Sections 9-12.. Upon termination, all amounts owed Consultant for services under this Agreement will become due and payable; and
	iii) The Consultant may, without further notice or demand, resort to any remedies available to Consultant under its security interest and/or the Loan Agreement.

	6. Expenses. The Consultant will require the Company's advanced written authorization for reimbursement of any individual out-of-pocket expense Consultant incurs in excess of $100. Expenses in excess of $100, which have been authorized in writing, will be prepaid before the expense is incurred. Reimbursement of any and all expenses not prepaid by Company is to be made in accordance with the Company expense reimbursement system. Proper supporting documentation and other information requested by the Company should be included with the expense reports.

	7.  Provision of Services.    It is understood and acknowledged
by the parties that Consultant shall be obligated to work diligently in fulfilling her responsibilities hereunder during the Term and to render advice upon the reasonable request of the Company, in good faith. Consultant shall report to such person that the Company may designate from time to time designate.

	8. Office. Consultant may select whether to work at the Company's office, her residence or any other reasonable location.

	9. Confidentiality. The Company contends that in the course of this engagement by the Company, Consultant's job responsibilities may require that she be given access to confidential and trade secret information that is the property of the Company, its owners, its client(s), or other organizations with which the Company conducts its business. Consultant also had access to Confidential Information during her engagement by the Company as Chief Executive Officer, director and consultant. Consultant's responsibilities with respect to any Confidential Information (as described above and hereinafter defined) are defined below.

	For a period of four years following the Effective Date ("Non-Disclosure Period"), Consultant agrees to use her utmost diligence to guard and protect from disclosure all Confidential Information, except as required by regulatory agencies. Further, Consultant agrees that she will not, during the Non-Disclosure Period, use for herself or others, or divulge to others, including other employees or non-employees of the Company, except where required to do so in the course of her duties, any Confidential Information which she may develop, obtain or learn about during or as a result of her engagement by the Company unless authorized to do so by the Company in writing. Notwithstanding the prohibitions herein, if the Consultant is required by law to disclose certain of the Confidential Information, she may do so, but, if permitted by applicable law, Consultant shall give the Company at least five business days notice of the need to disclose and the precise information which Consultant is required to disclose. If in the discharge of Consultant's responsibilities for Company, she develops new information related to the laser treatment of Presbyopia, that will also constitute property of the Company.

	Consultant acknowledges that Consultant has made a reasonable effort to return to the Company all material Confidential Information of the Company in the Consultant's possession as of the date hereof. The Company has inspected the Confidential Information returned by Consultant and believes that Consultant has made a reasonable effort to return to the Company all material Confidential Information of the Company in the Consultant's possession as of the date hereof. In the event that either party becomes aware of any material Confidential Information in the possession of Consultant prior to the Effective Date, or in the event that Consultant obtains possession of any other material Confidential Information prior to the Effective Date, Consultant agrees that as of the Effective Date (or at such time as either party discovers that Consultant is in possession of such Confidential Information), Consultant shall make a reasonable effort to deliver to the Company all computer disks, records, papers, or materials of any kind in any media which may contain material Confidential Information of the Company that was in her possession immediately prior to the Effective Date. Consultant agrees that upon specific written request of the Company, but no later than the termination of this Agreement, she will return any computer disks, records, papers, or materials of any kind in any media which may contain Confidential Information that she obtains after the Effective Date.

	"Confidential Information" includes, but not limited to all of the Company's information in whatever form (including without limitation visual, oral, electronic data, or written), including Infrared technologies, technologies concerning the treatment of presbyopia with lasers, operation, all software and software codes, security information, FDA regulations, applications, financial data and related financial information, joint ventures, business, supplier information of the Company's hardware and/or system parts, all software codes, design, customers and potential customers, products, solutions, operations, services, technical specifications etc, regardless of whether such information is marked "Confidential," which Consultant came into possession or knowledge of while employed by Company as an employee or engaged by the Company as a consultant and, and in the course of her duties and responsibilities for Company and not from any outside source.

	Nothing in this Agreement shall prevent Consultant from using information which (i) is or becomes generally known to the public; (ii) is obtained by Consultant from a third party; (iii) is or was independently developed by Consultant without use of the Company's Confidential Information or (iv) was known to Consultant prior to her association with Company.

	10. No Disparaging, Untrue or Misleading Statements. During the Non-Disclosure Period, the Consultant and the Company each agree that they shall not make to any third party (including past or present customers, employees, business associates, and/or media) any disparaging, untrue, negative, defamatory or misleading written or oral statements about or relating to each other or any of their respective products or services (or about or relating to any officers, directors, agents, employees, or other persons acting on their behalf), or any of their respective employment or business practices or policies.

	11. Non-Solicitation & Covenant Not to Compete. The Consultant hereby covenants and agrees to the following:

	a.  For a period ending four (4) years from the Effective Date
(the "Restrictive Period"), Consultant shall not solicit for her own account or for others or hire, directly or indirectly, any employee of the Company or any person who was an employee of the Company within one year prior to the Effective Date, in any capacity whatsoever, nor attempt to induce, directly or indirectly, any employee of the Company to leave the employ of the Company to work for her or any entity with which she is providing services as an employee, consultant or otherwise.

	b. For the Restrictive Period, Consultant shall not at any time, anywhere in the world, either directly or indirectly, engage in, with or for any enterprise, institution, business, or company, whether or not for profit, which is competitive with any business in which the Company is engaged as of the Effective Date related to the manufacture, distribution, sale and licensing of ophthalmologic equipment, products or services for the treatment or correction of Presbyopia, either as a director, officer, consultant, advisor, employee, director, stockholder or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity, including, but not limited to Biolase Technology, Inc. or PresbyCorp (or their affiliates, successors or licensees). Ownership of, by Consultant, her spouse or children, not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business, where the stock is listed on a national securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or the OTCBB or National Quotation System "pink sheets.", shall not be deemed in violation of the covenants contained in this paragraph.

	c. For the Restrictive period, Consultant shall not interfere with any business relationship between the Company and any of its customers, licensors, licensees clients, agents or subagents, including, but not limited to, the solicitation of such persons.

	d. Consultant acknowledges that if the Consultant shall breach or threaten to breach any provision of this Section 11, the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if the provisions of this Section 11 are violated, in whole or in part, the Company shall be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company may have at law or in equity. If a court of competent jurisdiction deems any provision of this Section 11 to be too broad in time, scope, or area, it is expressly agree that such provision shall be reformed to the maximum degree that would not render it unenforceable.

	12. Breach of Non-Disparagement and Confidentiality Provisions. The Parties acknowledge that the provisions set forth in Sections 9 and 10 of this Agreement are essential terms. A violation by any party to this Agreement of such provision(s) shall be a material breach of this Agreement. A breach by any party to this Agreement of Sections 9 and 10, shall entitle the non-breaching party(s) to recover such damages as may be shown to have resulted from any violation and/or to seek such other remedies as are available under applicable law, including specific performance and injunctive
relief.   If any term or provision of Section 9 and 10, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of such Section or Sections or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of Section 9 and 10 shall be valid and enforceable to the fullest extent permitted by law.

	13. Conflicting Agreements. Consultant represents that this is not a contract of employment nor is there any other contract in existence between herself and the Company or any other person, corporation or partnership that conflicts with the provisions of this Agreement, except the Loan Agreement. This Agreement supersedes in all respects the current consulting agreement between the Consultant and the Company.

  	14. Independent Contractor. Consultant shall perform her services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Consultant shall have no authority to act for, represent, or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time. It is understood and hereby expressly authorized that if the Company continues to use the services of the Consultant as a Regulatory Consultant or Regulatory Monitor, all actions taken on behalf of the Company and approved by the Company in those roles will be binding on the Company. The Consultant may employ others to perform services for the Company upon the written authorization of the Company. Consultant acknowledges and agrees further that, since she is not an employee of the Company, the Company shall not be responsible for the withholding or payment of any taxes for or to her. Consultant shall not represent to third parties that she is an officer, director or employee of the Company.

       15. Release. The parties acknowledge that as of the Effective Date, the Company shall have no obligations to Consultant except as set forth in this Agreement and the Loan Agreement; the Consultant shall have no obligations to the Company except as set forth herein; and, as of the Effective Date, the Company and Consultant have executed, the Mutual General Release attached hereto as Exhibit A.

	16.  Modification of Lien.     As a inducement for and in
consideration for GEM providing the Financing, a portion of the proceeds of which Financing shall satisfy a portion of the Company's Obligations, the security interest of Consultant to the assets of the Company shall be pari passu with the interest of GEM and Stuart Michelson, Ph.D. to such assets as provided in the intercreditor agreement attached hereto as Exhibit B and subject to the provisions of Section 5. Said security interest of Consultant, her heirs and assigns, shall be extinguished upon completion of the payments by the Company of the Obligations. The security interest of Consultant shall remain superior to GEM until the Effective Date payment is
made.   The parties agree to execute and deliver following the Effective Date and meeting of the above conditions, any instrument, document, or other paper and take any other action that is necessary to modify Consultant's security interest.

	17. Condition Precedent. The timely receipt by Consultant of the Initial Payment is a condition precedent to all obligations of Consultant under this Agreement If the Initial Payment is not made as required under this Agreement, then this Agreement shall be deemed null and void in its entirety and of no further force and effect.

	18. Assignment. This Agreement and all rights hereunder are personal to the Consultant and shall not be assignable and any purported assignment in violation thereof shall not be valid or binding on the Company.

	19. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

	20. Entire Agreement, Waiver, Amendment. This Agreement constitutes the whole agreement between the parties hereto and there are no terms other than those stated herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by writing signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time. This Agreement supersedes and replaces any and all present, written or oral, agreements of employment between the parties hereto, and all such agreements are hereby deemed canceled, revoked and of no further force or effect.

	21. Notices. Any notice, request, demand or other communications required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or by courier or other overnight carrier, by facsimile transmission (with confirmation of receipt) or by certified or registered mail, postage prepaid and return receipt requested, to each party hereto at the address indicated above or at any other address as may be designated from time to time by written notice to each party. If notice is sent to the Company, a copy of such notice shall be sent to Steven W. Schuster, McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 10016. Notice under this Agreement shall be deemed given upon delivery.

	22. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles. Consultant and the Company agree that all disputes arising out of or concerning the terms of this Agreement will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be in Orange County, Florida and judgment on the award may be entered in any court having jurisdiction thereof. If either party believes it is necessary to undertake discovery on asserted statutory claims, such party shall apply to the arbitrator or arbitrators for rights to undertake discovery and the arbitrator shall allow discovery sufficient for either party to adequately arbitrate, vindicate, or defend the statutory claims, including access to essential documents and witnesses. At the conclusion of the arbitration, the arbitrator or arbitrations shall issue a decision in writing setting forth the essential findings and conclusions, and this decision is subject to review, confirmation, correction, or vacation pursuant to the provisions Code of Civil Procedure 1285 through 1288.8 in effect at the time the decision is rendered. The prevailing party in any action arising under this Agreement shall be entitled to reimbursement of the costs of such action, including reasonable attorney's fees.

	23. Indemnification. Consultant shall be indemnified by Company in performance of her duties hereunder, unless Consultant's actions, in a court of law, shall be adjudicated as grossly negligent.

	IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals causing these presents to be executed as of the day and year first above written.


SURGILIGHT, INC. 			CONSULTANT

By: /s/ Timothy Shea                    By: /s/ Colette Cozean
    ----------------                        ------------------
     Timothy Shea, President                Colette Cozean, Ph.D.










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